Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-218929 and No. 333-229415) of Broadway Financial Corporation (the “Company”), of our report dated March 31, 2025, except for the previously disclosed restatement to the 2024 consolidated financial statements, as to which the date is December 23, 2025, relating to the consolidated financial statements as of and for the year ended December 31, 2024, which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

Spokane, Washington
March 31, 2026